Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for 2020 and

Will Host Conference Call and Webcast on Wednesday, February 3, 2021

Burr Ridge, Illinois - (February 1, 2021) BankFinancial Corporation (Nasdaq – BFIN) (the “Company”) announced today that the Company recorded net income of $9.2 million for the year ended December 31, 2020 and basic and diluted earnings per common share of $0.61 for the year ended December 31, 2020.

 The Company recorded net income of $2.4 million and basic and diluted earnings per common share of $0.17 for the fourth quarter of 2020, compared to $3.4 million and $0.22 per share for the fourth quarter of 2019.

The Company’s net income for the fourth quarter of 2020 included $605,000 of income related to loan prepayments, $255,000 of commercial credit facilities fees, and $162,000 of fee income from the Paycheck Protection Program and a modest increase in trust income.  These increases were partially offset by a reduction of deposit services income related to retail account activity.  The Company’s noninterest expense for the fourth quarter of 2020 was consistent with the prior quarter despite increases in occupancy expenses related to COVID-19 health security and risk mitigation, real estate taxes on branch facilities, personnel expenses related to equipment finance incentive plans and recruiting expenses related to the addition of originations and underwriting personnel for the Commercial Finance Division and Treasury Services Department.

Due to exceptionally high prepayments of multi-family loans, the Company’s total loans decreased by $63.3 million during the fourth quarter of 2020. Commercial loans and leases increased by $25.4 million due to strong originations of commercial equipment finance transactions resulting from the expansion of our equipment finance products in 2020.   Multi-family mortgage loans declined by $70.6 million due to loan prepayments primarily related either to project sales, or to equity cash-out refinances in excess of the Company’s credit risk parameters or legal lending limits, which occurred in the latter half of the quarter within our geographic markets outside the Chicago metropolitan area.  Nonresidential real estate loans declined by $15.8 million, due in part to planned reductions in exposure to commercial retail shopping assets, borrower repayment of loans from available excess liquidity, and the repayment in full of a $1.6 million nonperforming loan.  Residential real estate loans declined by $3.1 million due to accelerated repayments and the Company’s termination of residential lending in 2017.  Total deposits decreased by $8.7 million, as a $39.7 million increase in core retail and business deposits was offset by a $48.4 million decline in retail and wholesale certificates of deposit.

Total loans declined by $165.4 million for the year ended December 31, 2020, primarily due to a $111.5 million decline in multi-family mortgage loans and a $56.3 million decline in commercial line of credit balances resulting from COVID-19 fiscal stimulus payments to healthcare providers.  Total deposits increased by $108.8 million, primarily due to a $257.8 million increase in core retail and business deposits, partially offset by a $93.9 million decrease in retail certificates of deposit, and a $55.2 million decrease in wholesale certificates of deposits.  As a result of the changes in the loan and deposit portfolios, the Company’s liquid assets were 31.5% of total assets at December 31, 2020.

The Company’s asset quality remained stable in 2020.  The ratio of nonperforming loans to total loans was 0.12% and the ratio of nonperforming assets to total assets was 0.09% at December 31, 2020. Nonperforming commercial-related loans represented 0.03% of total commercial-related loans at December 31, 2020.  Our allowance for losses on loans and leases increased to 0.77% of total loans as of December 31, 2020, compared to 0.65% at December 31, 2019, reflecting the increased inherent credit risks arising from the COVID-19 pandemic.

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 10.79% at December 31, 2020.  Throughout 2020, the Company maintained its quarterly dividend rate at $0.10 per common share. The Company repurchased 508,699 common shares during the year ended December 31, 2020, which represented 3.3% of the common shares that were outstanding on December 31, 2019. The Company’s book value per share increased in 2020 by 2.6% to $11.71 per share at December 31, 2020.

F. Morgan Gasior, the Chairman and CEO of the Company, said “The Company ended 2020 in a strong financial condition, with excellent asset quality and considerably more liquid assets.  Our financial results for 2020 reflect the significant impact of the material declines in interest rates, increases in market and borrower liquidity due to coronavirus pandemic fiscal and monetary stimulus actions, and our continued emphasis on consistent credit risk management. Notwithstanding the disruption caused by COVID-19, we increased our originations of commercial equipment finance transactions by 57% in 2020 due to the expansion of our product lines to include governmental, middle-market and small-ticket transactions. We also accelerated the development of our Commercial Finance credit products to include general commercial, governmental and certain specialty markets in addition to our Equipment Finance lessor credit and our healthcare lending capabilities.  The continued expansion of our Equipment Finance and Commercial Finance products and originations capabilities in 2021 will help us deploy our significant excess liquidity and further enhance the diversification of our commercial credit portfolios.  We also began to expand our Treasury Services capabilities, focusing on generating noninterest income and commercial deposits that align with our Equipment Finance, Commercial Real Estate and Commercial Finance credit products.”

Mr. Gasior added that “Despite the adverse impacts of the coronavirus pandemic and rapid changes in market conditions, we continue to believe that the actions we took in 2020 further enable us to achieve the asset generation that we need to meet our financial objectives. We will incur some additional expenses for personnel, marketing and technology to support these credit, business deposit and noninterest income generation activities, but we will seek to offset these costs as much as possible within our consistent operating expense discipline. As we progressively deploy our excess liquidity during 2021, we expect that the increases in income will accelerate our progress towards our financial return goals despite the challenging conditions.”

The Company's Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial's management will review fourth quarter 2020 results in a conference call and webcast for stockholders and analysts on Wednesday, February 3, 2021 at 9:30 a.m. Chicago, Illinois Time.  The conference call may be accessed by calling (844) 413-1780 using participant passcode 2253316. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page.  For those unable to participate in the conference call, the webcast will be archived through Wednesday, February 24, 2021 on our website.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234